Exhibit 5


August 29, 2000

Minnesota Mining and
Manufacturing Company
3M Center
St. Paul, MN 55144

Re: Registration Statement on Form S-8 - 15,000,000 shares of Common Stock of Minnesota Mining and Manufacturing Company Offered pursuant to the 1997 Management Stock Ownership Program

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Ladies and Gentlemen:

I am Assistant General Counsel of Minnesota Mining and Manufacturing
Company, a Delaware corporation ("3M"). In that capacity, I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 additional shares of common stock, par value $0.01 per share (the "Shares") of Minnesota Mining and Manufacturing Company ("3M") that are to be issued from time to time pursuant to the 1997 Management Stock Ownership Program. I am familiar with 3M's certificate of incorporation and its Bylaws, as amended. I have also examined such other documents, corporate records and instruments, as I have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the shares of common stock, when issued, will be duly authorized, validly issued, fully paid and non-assessable

I consent to the filing of this opinion as an exhibit to the Registration Statement


Very truly yours,


Gregg M. Larson
Assistant General Counsel